EXHIBIT 8 (I) UNDER FORM N-1A
                                               EXHIBIT 10 UNDER ITEM 601/REG.S-K

                       STATE STREET BANK AND TRUST COMPANY

                  DOMESTIC CUSTODY AND ACCOUNTING FEE SCHEDULE

                     FREEDOM CAPITAL MANAGEMENT CORPORATION


I.       CUSTODY, PORTFOLIO AND FUND ACCOUNTING

         Custody, Portfolio and Fund Accounting Service: Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Maintain investment ledgers, provide selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate net asset value daily. Provide selected general ledger reports. Securities yield or market value quotations will be provided to State Street by the fund.

                                    ANNUAL FEES PER PORTFOLIO

                                                           Custody, Portfolio
         Fund Net Assets                                   and Fund Accounting

         First $20 Million                                      7 basis points
         Next $80 Million                                       3 basis points
         Excess                                                 1 basis point

         Minimum Charges Per Month                              $1,500

         Multiclass Accounting Per Class                           $750

II.      PORTFOLIO TRADES - FOR EACH LINE ITEM PROCESSED

         State Street Bank Repos                                    $7.00

         Maturity Collections                                       $8.00

         PTC Purchase, Sale, Deposit or Withdrawal                 $16.00

         All Other Trades                                          $16.00


III.     AUTOMATED PRICING

         Base charge per month                                    $375.00

         Monthly quote charge Equities                              $5.00
IV.      HOLDINGS CHARGE

         For each issue maintained -- monthly charge               $5.00

V.       DIVIDEND CHARGES

         (For items held at the Request of Traders over record date in
         street form)                                          $50.00

VI.      SPECIAL SERVICES

         Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for automated pricing, yield calculation and other special items will be negotiated separately.

VII.     OUT-OF-POCKET EXPENSES

A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

          - Telephone
          - Wire Charges ($5.25 per wire in and $5 out) - Postage and Insurance
          - Courier Service - Duplicating - Legal Fees - Supplies Related to Fund Records - Rush Transfer -- $8.00 each - Transfer Fees - Sub-custodian Charges - Price Waterhouse Audit Letter
          - Federal Reserve Fee for Return Check items over $2,500 - $4.25 - GNMA Transfer - $15 each - PTC Deposit/Withdrawal for same day turnarounds - $50.00


FREEDOM CAPITAL MANAGEMENT CORP.        STATE STREET BANK & TRUST COMPANY

By       /s/ Charles B. Lipson          By/s/ Ronald E. Logue

Title    President                      Title    Executive Vice President

Date     4/8/97                         Date     3/31/97